Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Qualstar Corporation and Subsidiary on Form S-8 (File No. 333-162169 and 333-61080) of our report dated March 29, 2016, with respect to our audit of the consolidated financial statements of Qualstar Corporation and Subsidiary as of December 31, 2015 and for the six months then ended, which report is included in this Annual Report on Form 10-K of Qualstar Corporation and Subsidiary for the transition period from July 1, 2015 to December 31, 2015.

/s/ Marcum llp

Marcum llp

Los Angeles, CA

March 29, 2016